CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Jump Securities due 2012	$2,415,000	$276.76

PROSPECTUS dated November 21, 2011	Pricing Supplement No. 132 to
PROSPECTUS SUPPLEMENT dated November 21, 2011	Registration Statement No. 333-178081
INDEX SUPPLEMENT dated November 21, 2011	Dated March 30, 2012
Rule 424(b)(2)
$2,415,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Jump Securities due December 31, 2012
Based on the Performance of a Hybrid Basket Composed of the PHLX Oil Service SectorSM Index,
Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund and Corn (the “Securities”)
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the performance, as determined on the valuation date, of an equally-weighted basket composed of the PHLX Oil Service SectorSM Index, which we refer to as the OSX index, shares of the Market VectorsSM Gold Miners Exchange-Traded Fund (“Gold Miners ETF”), which we refer to as the GDX shares, and corn, which, together with the OSX index and GDX shares, we refer to as the basket components.  If the basket as a whole has appreciated at all on the valuation date, you will receive a positive return on the securities equal to 14.75%, which we refer to as the upside payment.  However, if the basket has stayed unchanged or depreciated on the valuation date, you will receive for each security you hold at maturity a payment that is equal to or less than the stated principal amount of $1,000 by an amount that is proportionate to any percentage decrease in the final basket value from the initial basket value.  This amount may be significantly less than the stated principal amount of the securities and could be zero.   The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount of each security is $1,000.
•	We will not pay interest on the security.
•	At maturity, you will receive an amount per security based on the performance of the basket:
º
if the final basket value is greater than the initial basket value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment of $147.50 (14.75% of the stated principal amount).

º
if the final basket value is equal to or less than the initial basket value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 times the basket performance factor, which will be an amount less than or equal to, and possibly significantly less than, the $1,000 stated principal amount of the securities and could be zero.

•	The basket performance factor will equal a fraction, the numerator of which is the final basket value and the denominator of which is the initial basket value.
•	The initial basket value is 100.
•	The final basket value will equal the sum of the products of the final basket component value for each basket component and the multiplier for such basket component.
•	The multiplier is 0.139960531 for the OSX index, 0.672443010 for the GDX shares and 0.050890076 for corn. Each multiplier will remain constant for the term of the securities.
•
The initial basket component value for each basket component is (i) 238.16 in the case of the OSX index, which is the index closing value of the OSX index on the pricing date, (ii) $49.57 in the case of the GDX shares, which is the share closing price of the GDX shares on the pricing date and (iii) 655.00¢ in the case of corn.  Due to a market disruption event with respect to corn on the pricing date, the initial basket component value for corn was determined on April 2, 2012 in accordance with the fallback mechanics described under the definition of “Valuation Date” in “Description of Securities–Valuation Date.”

•
The final basket component value for each basket component will equal (i) in the case of the OSX index, the index closing value of the OSX index on the valuation date, (ii) in the case of the GDX shares, the share closing price of the GDX shares on the valuation date times the adjustment factor for the GDX shares on such date, and (iii) in the case of corn, the commodity price of corn on the valuation date.

º	The adjustment factor for the GDX shares is initially be set at 1.0 and may be adjusted to reflect certain events relating to the GDX shares.
•
The valuation date will be December 26, 2012, subject to postponement for each basket component separately in the event of a non-trading day or non-index business day, as applicable, or a market disruption event.

•	The basket weightings are 33.333% for each basket component.
•	Investing in the securities is not equivalent to investing in the basket or the basket components.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482H98 and the ISIN for the securities is US617482H981.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$15	$985
Total	$2,415,000	$36,225	$2,378,775
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $15 for each security they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, index supplement or prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus or their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus, prospectus supplement and index supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance, as determined on the valuation date, of an equally-weighted basket composed of the PHLX Oil Service SectorSM Index, which we refer to as the OSX index, shares of the Market VectorsSM Gold Miners Exchange Traded Fund (the “Gold Miners ETF”), which we refer to as the GDX shares, and corn, which, together with the OSX index and GDX shares, we refer to as the basket components.  If the basket as a whole declines in value, the payment at maturity will be less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Jump Securities due December 31, 2012, Based on the Performance of a Hybrid Basket Composed of the PHLX Oil Service Sector Index, Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund and Corn (the “securities”).  The stated principal amount and original issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee return of any of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If the basket has declined in value we will pay to you an amount in cash per security that is less, and possibly significantly less, than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket.  There is no minimum payment on the securities and you could lose your entire investment.

The basket
We have designed the securities to provide investors with exposure to the oil industry, the gold mining industry and futures contracts on corn.  The following table sets forth the basket components, and the initial basket component value, the multiplier and the basket weighting of each basket component:

Basket Component	Initial Basket Component Value	Multiplier	Basket Weighting
PHLX Oil Service Sector Index	238.16	0.139960531	33.333%
Shares of the Market VectorsSM Gold Miners Exchange Traded Fund	$49.57	0.672443010	33.333%
Corn	655.00¢*	0.050890076	33.333%
* Due to a market disruption event with respect to corn on the pricing date, the initial basket component value for corn was determined on April 2, 2012 in accordance with the fallback mechanics described under the definition of “Valuation Date” in “Description of Securities–Valuation Date.”

PHLX Oil Service SectorSM Index

The PHLX Oil Service SectorSM Index is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services.

Market VectorsSM Gold Miners Exchange Traded Fund

The Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold and silver.

Corn

The price of corn is measured by the official settlement price per bushel of deliverable-grade corn on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the CBOT on such trading day.

For additional information about the basket components, please see “Risk Factors” and “Description of Securities” in this document and “PHLX Oil Service SectorSM Index” and “NYSE Arca Gold Miners Index” in the accompanying Index Supplement.

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the performance of the equally-weighted basket.  The payment at maturity will be determined on the valuation date as follows:

•	If the final basket value is greater than the initial basket value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + upside payment,

where,

upside payment = $147.50 (14.75% of the stated principal amount)

•
If the final basket value is equal to or less than the initial basket value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000    ×    basket performance factor

where,

basket performance factor	=	final basket value
initial basket value

Because under this scenario the basket performance factor will be equal to or less than 1.0, this amount may be substantially less than $1,000 and could be zero.

where,

initial basket value = 100

final basket value = the sum of the products of the final basket component value for each basket component and the multiplier for such basket component initial basket component value =

(i)    in the case of the OSX index, 238.16, which is the index closing value of the OSX index on the pricing date,

(ii)    in the case of the GDX shares $49.57, which is the share closing price of the GDX shares on the pricing date, and

(iii)    in the case of corn, 655.00¢, which is the commodity price of corn on April 2, 2012 due to a market disruption event with respect to corn on the pricing date.

multiplier =    the fractional value assigned to each basket component as set forth above under “—Basket—Multiplier” so that each basket component will represent its applicable weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities.

final basket component values =

(i)    in the case of the OSX index, the index closing value of the OSX index on the valuation date,

(ii)    in the case of the GDX shares, the share closing price of the GDX shares on the valuation date times the adjustment factor for the GDX shares on such date, and

(iii)    in the case of corn, the commodity price of corn on the valuation date.

The adjustment factor with respect to the GDX shares is initially set at 1.0 and is subject to change upon certain events affecting the GDX shares.

The final basket component value of the basket components will be based on the prices of the basket components on the valuation date.  The scheduled valuation date is December 26, 2012.  If, however, with respect to any basket component, the scheduled valuation date is not an index business day or trading day, as applicable, or if a market disruption event occurs with respect to a basket component on the valuation date, the valuation date will be postponed, only with respect to the affected basket component, to the next index business day or trading day, as applicable, on which no market disruption event occurs with respect to that basket component.  If, due to a market disruption event, the final basket component value for any basket component has not been determined on the third index business day or trading day, as applicable, following the scheduled valuation date, the calculation agent will determine the final basket component value for that basket component as set out in the section of this pricing supplement called “Description of Securities—Final basket component value.”  If due to a market disruption event or otherwise, the valuation date is postponed to a day that is less than two business days prior to the scheduled maturity date, the maturity date will be postponed until the second business day following the last date by which the final basket component value for all basket components is determined.  See the section of this pricing supplement called “Description of Securities—Maturity Date.”

Because the performances of the basket components may not be correlated, negative performances by any one or more of the basket components could wholly offset positive performances by other basket components.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-9, we have provided a graph titled “Hypothetical Payouts on the securities at Maturity,” which illustrates the performance of the securities at maturity assuming a hypothetical range of performance of the basket.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2007 through March 30, 2012, and a graph of the historical performance of the basket for the period from January 1, 2007 through March 30, 2012 (assuming that each of the basket components is weighted in the basket as described in “Description of Securities—Basket”) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the securities is not equivalent to investing in the basket or any of the basket components.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon the trustee for our senior unsecured notes.  As calculation agent, MS & Co. has determined the initial basket component value and multiplier for each basket component and will determine the final basket component value for each basket component, the adjustment factor, the final basket value and the basket performance factor, if applicable, and the payment at maturity, if any, and whether a market disruption event has occurred.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, index supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity and commodity-linked notes such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the basket.  The graph is based on the following terms:

•	Stated principal amount per security:	$1,000

•	Upside payment:	$147.50 per security (14.75% of the stated principal amount)

•	Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it Works

•
If the final basket value is greater than the initial basket value, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the upside payment of $147.50 per security.  Under the terms of the securities, an investor will receive the payment at maturity of $1,147.50 per security at any final basket value greater than the initial basket value.

•
If the final basket value is less than or equal to the initial basket value, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease in the final basket value from the initial basket value.  For example, if the basket has decreased by 25%, the payment at maturity will be $750 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, the securities do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash, if any, based on the basket performance.  If the final basket value is less than the initial basket value, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the final basket value from the initial basket value.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Appreciation potential is fixed and limited
Where the final basket value is greater than the initial basket value, the appreciation potential of the securities is limited to the fixed upside payment of $147.50 per security (14.75% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  See “Hypothetical Payouts on the Securities at Maturity” on PS-9.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the value of each of the basket components at any time,

•	the volatility (frequency and magnitude of changes in value) of each of the basket components

•	the dividends rates on the stocks included in the OSX index, on the GDX shares and on the stocks composing the NYSE Arca Gold Miner Index,

•	interest and yield rates in the markets,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the values of the basket components,

•	the composition of, and changes in the constituent stocks of, the OSX index and the NYSE Arca Gold Minder Index,

•	trends of supply and demand for corn at any time, as well as the effects of speculation or any government activity that could affect the corn markets,

•	the time remaining to the maturity of the securities,

•	the occurrence of certain events affecting the GDX shares that may or may not require an adjustment to the adjustment factor, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial basket component values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket may depreciate as a whole so that you will receive at maturity an amount, if any, that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the final basket value from the initial basket value.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the final basket value on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2007 through March 30, 2012 and a graph of the historical performance of the basket for the period from January 1, 2007 through March 30, 2012 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance.

An investment in securities linked to the oil services sector is highly risky
All of the companies included in the PHLX Oil Service SectorSM Index operate in the oil service sector.  The OSX index is subject to increased volatility as it tracks solely the oil services industry and is highly susceptible to adverse economic market, political or regulatory occurrences affecting that industry.

The oil services sector is significantly affected by changes in general economic or business conditions, including most significantly by the supply and demand for oil.  Prices and trends in the oil services sector are also affected by the supply and demand for rigs, the age and maintenance costs of rigs, governmental regulations concerning deepwater drilling and oil exploration generally, the prevalence of renewable energy and any governmental regulations affecting renewable energy, as well as terrorism and political turbulence in oil rich regions and industrial accidents.  For example, on April 20, 2010, a fire and explosion occurred onboard the semisubmersible drilling rig Deepwater Horizon, owned by Transocean Ltd. and under contract to a subsidiary of BP plc, leading to a massive oil spill in the Gulf of Mexico.  Transocean Ltd. is one of the components of the OSX index.  The economic impact of this incident on Transocean Ltd. and on the sector as a whole has been, and is likely to continue to be, significantly adverse.  In response to this incident, the U.S. government implemented a six-month moratorium on certain deepwater drilling activities and adopted new governmental safety and environmental requirements applicable to both deepwater and shallow water operations. While the moratorium has been lifted, the new safety and environmental guidelines and regulations for drilling in the U.S. Gulf of Mexico that the U.S. government has already implemented, and any further new guidelines or regulations or any other steps that the U.S. government or any other governments may implement, could disrupt or delay operations, increase the cost of operations, reduce the area of operations for drilling rigs or impose increased liability on operations. These developments could adversely affect the value of several, or all, of the component securities of the index and, in turn, the value of the index and of the securities.

Investing in the securities exposes investors to risks associated with the gold and silver mining industry.
One of the basket components is the GDX shares, shares of the Gold Miners ETF.  The stocks included in the NYSE Arca Gold Miners Index and that are generally tracked by the Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver.  Therefore, the securities are subject to certain risks applicable to the gold and silver mining industry.

Because the Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the GDX shares are subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold.  Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.  These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Gold Miners ETF invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry.  Silver mining companies are highly dependent on the price of silver.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, jewelry, photography and silverware.

Adjustments to the GDX shares or to the NYSE Arca Gold Miners Index could adversely affect the value of the securities.
The investment adviser to the Gold Miners ETF, Van Eck Associates Corporation (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Gold Miners ETF.  Any of these actions could adversely affect the price of the GDX shares and, consequently, the value of the securities.  NYSE Euronext is responsible for calculating and maintaining the NYSE Arca Gold Miners Index.  NYSE Euronext may add, delete or substitute the stocks constituting the NYSE Arca Gold Miners Index or make other methodological changes that could change the value of the NYSE Arca Gold Miners Index.  NYSE Euronext may discontinue or suspend calculation or publication of the NYSE Arca Gold Miners Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The GDX shares and the NYSE Arca Gold Miners Index are different
The performance of the GDX shares may not exactly replicate the performance of the NYSE Arca Gold Miners Index because the GDX shares will reflect transaction costs and fees that are not included in the calculation of the NYSE Arca Gold Miners Index.  It is also possible that the GDX shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Gold Miners ETF, differences in trading hours between the GDX shares and the NYSE Arca Gold Miners Index or due to other circumstances.  The Investment Adviser may invest up to 20% of the Gold Miners ETF’s assets in securities not included in the NYSE Arca Gold Miners Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

The antidilution adjustments the calculation agent is required to with respect to the GDX shares make do not cover every event that can affect the GDX shares
MS & Co., as calculation agent, will adjust the adjustment factor for the GDX shares for certain events affecting the GDX shares, as applicable, such as stock splits and stock dividends, and certain other corporate actions involving the fund issuing the GDX shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the GDX shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the GDX shares or anyone else makes a partial tender or partial exchange offer for the GDX shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
The payment at maturity on the securities is linked partially to the price of corn and not to a diverse basket of commodities or a broad-based commodity index.  The price of corn may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of corn may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities--Historical Information” beginning on PS-32.

The price of corn may change unpredictably and affect the value of the securities in unforeseen ways.
Investments, such as the securities, linked to the price of a single commodity such as corn are subject to significant fluctuations in the price of the commodity over short periods of time due to a variety of factors.

The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.
The securities have returns based on the change in price of futures contracts on corn, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the basket components or the stocks underlying the OSX index or the NYSE Arca Gold Miners Index), including trading in the GDX shares, corn and the stocks underlying the OSX index and NYSE Arca Gold Miners Index as well as in other instruments related to the basket components.  Some of our subsidiaries also trade the GDX shares, corn and the stocks underlying the OSX index or the NYSE Arca Gold Miners Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket component values and, therefore, could have increased the prices at which the basket components must close on the valuation date so that you will not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS&Co. has determined the initial basket component value and multiplier for each basket component, will determine the final basket component value for each basket component, the adjustment factor, the final basket value and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any index closing value, share closing price or commodity price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event”, “—Discontinuance of the OSX Index; Alteration of Method of Calculation” and “—Discontinuance of the GDX shares and/or NYSE Arca Gold Miners Index; Alteration of Method of Calculation”

Investing in the securities is not equivalent to investing directly in the basket components
Investing in the securities is not equivalent to investing directly in any of the basket components.  As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the GDX shares, the stocks that constitute the OSX index or the stocks that constitute the NYSE Arca Gold Miners Index.  Similarly, by purchasing the securities, you do not purchase any entitlement to any futures contracts or forward contracts on corn.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement.  The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Internal Revenue Code, which requires withholding (up to 30%, depending on the applicable treaty) on certain “dividend equivalent” payments made to non-U.S. persons.  While significant aspects of the application of these regulations to the securities are uncertain, we (or other paying agents) may be required to withhold on amounts with respect to the securities to the extent that payments on the securities are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any U.S.-source dividend paid with respect to the underlying stock.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under  “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 stated principal amount of our Jump Securities due December 31, 2012, Based on the Performance of a Hybrid Basket Composed of the PHLX Oil Service SectorSM Index, Shares of the Market Vectors Gold Miners Exchange-Traded Fund and Corn.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$2,415,000

Pricing Date	March 30, 2012

Original Issue Date (Settlement Date)	April 4, 2012

Maturity Date
December 31, 2012; provided that, if due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482H98

ISIN	US617482H981

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The following table sets forth the Basket Components and the Initial Basket Component Value, Multiplier and Basket Weighting for each Basket Component:

Basket Component	Initial Basket Component Value	Multiplier	Basket Weighting
The PHLX Oil Service Sector Index (the “OSX Index”)	238.16	0.139960531	33.333%
Shares of the Market Vectors Gold Miners Exchange Traded Fund (the “GDX Shares”)	$49.57	0.672443010	33.333%
Corn	655.00¢*	0.050890076	33.333%

* Due to a Market Disruption Event with respect to Corn on the Pricing Date, the Initial Basket Component Value for Corn was determined on April 2, 2012 in accordance with the fallback mechanics described under the definition of “Valuation Date” in “Description of Securities–Valuation Date.”

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, if any, equal to (i) if the Final Basket Value is greater than the Initial Basket Value, $1,000 plus the Upside Payment or (ii) if the Final Basket Value is equal to or less than the Initial Basket Value, $1,000 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities —The Depositary” in the accompanying prospectus.

Upside Payment	$147.50 per Security (14.75% of the Stated Principal Amount)

Basket Performance Factor	A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value, as expressed by the following formula:

Final Basket Value
Initial Basket Value

Initial Basket Value	100

Final Basket Value	The sum of the products of the Final Basket Component Value for each Basket Component and the Multiplier for such Basket Component.

Multiplier
The fractional value assigned to each Basket Component as set forth under “—Basket—Multiplier” above so that each Basket Component will represent its applicable Basket Weighting in the predetermined Initial Basket Value. Each Multiplier will remain constant for the term of the Securities.

Initial Basket Component Value	The Initial Basket Component value for each Basket Component is set forth under “—Basket—Initial Basket Component Value” above, which is:

(i) in the case of the OSX Index, the Index Closing Value of the OSX Index on the Pricing Date;

(ii) in the case of the GDX Shares, the Share Closing Price of one share of the GDX Shares on the Pricing Date; and

(iii) in the case of Corn, the Commodity Price of Corn on April 2, 2012, due to a Market Disruption Event with respect to Corn on the Pricing Date.

If the Initial Basket Component Value for Corn as finally made available by the Relevant Exchange for Corn or its successor differs from the Initial Basket Component Value specified in this pricing supplement, we will include the definitive Initial Basket Component Value for Corn in an amended pricing supplement.

Final Basket Component Value	The Final Basket Component Value for each Basket Component shall be:

(i) in the case of the OSX Index, the Index Closing Value of the OSX Index on the Valuation Date;

(ii) in the case of the GDX Shares, the Share Closing Price of the GDX Shares on the Valuation Date times the Adjustment Factor for the GDX shares on such date; and

(iii) in the case of Corn, the Commodity Price of Corn on the Valuation Date.

Index Closing Value
The Index Closing Value for the OSX Shares on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the OSX Index, or any OSX Successor Index (as defined under “—Discontinuance of the OSX Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by The NASDAQ OMX Group, Inc. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the OSX Index described under “—Discontinuance of the OSX Index; Alteration of Method of Calculation.”

Share Closing Price
Subject to the provisions set out under “—Antidilution Adjustments” and “—Discontinuance of the GDX Shares and/or NYSE Arca Gold Miners Index; Alteration of Method of Calculation,” as applicable, the Share Closing Price for the GDX Shares (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day will be determined by the Calculation Agent and means:

(i)
if such shares (or any such other security) are listed on a national securities exchange (other than the NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such shares (or any such other security) are listed,

(ii)	if such shares (or any such other security) are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if such shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the GDX Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the share closing price published by NASDAQ is not available pursuant to the preceding sentence, then the Share Closing Price for one such share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the GDX Shares and/or NYSE Arca Gold Miners Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.

Adjustment Factor	For the GDX Shares, 1.0, subject to adjustment in the event of certain events affecting such shares. See “—Antidilution Adjustments” below.

Commodity Price
The Commodity Price for Corn shall be for any trading day, the official settlement price per bushel of deliverable-grade corn on the Relevant Exchange for Corn of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the Relevant Exchange on such trading day.

Relevant Exchange	Relevant Exchange means:

(i) with respect to the OSX Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the OSX Index, or any OSX Successor Index, and (ii) any futures or options contracts related to the OSX Index or to any security then included in the OSX Index;

(ii) with respect to the GDX Shares, the respective primary exchange(s) or market(s) of trading for the GDX Shares;

(iii) with respect to each of the securities comprising the NYSE Arca Gold Miners Index or any Gold Miners Successor Index (as defined below in “—Discontinuance of the GDX Shares and/or NYSE Arca Gold Miners Index; Alteration of Method of Calculation), the respective primary exchange(s) or market(s) of trading for such security; and

(iv) with respect to Corn, the Chicago Board of Trade.

Valuation Date	With respect to each Basket Component separately, the Valuation Date will be December 26, 2012; provided that:

(i)
with respect to the OSX Index, if the scheduled Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the OSX Index occurs on the scheduled Valuation Date, the Index Closing Value of the OSX Index for such date will be determined on the immediately succeeding Index

Business Day on which no Market Disruption Event shall have occurred; provided further that the Index Closing Value of the OSX Index for the scheduled Valuation Date will not be determined on a date later than the third Index Business Day after the scheduled Valuation Date, and if there is a Market Disruption Event with respect to the OSX Index on such date, the Calculation Agent will determine the Index Closing Value of the OSX Index on such date of the OSX Index in accordance with the formula for calculating such index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the OSX Index.

(ii)
with respect to the GDX Shares, if the scheduled Valuation Date is not a Trading Day with respect to the GDX Shares or if a Market Disruption Event with respect to the GDX Shares occurs on the scheduled Valuation Date, the Share Closing Price of the GDX Shares for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the GDX Shares; provided further that the Share Closing Price of the GDX Shares for the scheduled Valuation Date will not be determined on a day later than the third Trading Day after the scheduled Valuation Date, and if there is a Market Disruption Event with respect to the GDX Shares on such date, the Calculation Agent will determine the Share Closing Price of the GDX Shares on such date as the mean of the bid prices for one GDX Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price of the GDX Shares will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant; and

(iii)
with respect to Corn, if the scheduled Valuation Date is not a Trading Day with respect to Corn or if a Market Disruption Event with respect to Corn occurs on the scheduled Valuation Date, the Commodity Price of Corn for such date will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to Corn, provided further that the Commodity

Price of Corn for the scheduled Valuation Date will not be determined on a day later than the third Trading Day after the scheduled Valuation Date, and if there is a Market Disruption Event with respect to Corn on such date, the Calculation Agent will determine the Commodity Price of Corn on such date by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price of Corn shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Commodity Price of Corn shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	Trading Day means:

(a)
with respect to the GDX Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States; and

(b)
with respect to Corn, a day, as determined by the Calculation Agent, on which the Relevant Exchange for Corn is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Index Business Day
With respect to the OSX Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the OSX Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Market Disruption Event	Market Disruption Event means:

(a)	with respect to the OSX Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the OSX Index (or the OSX Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the OSX Index (or the OSX Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the OSX Index (or the OSX Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event with respect to the OSX Index exists at any time, if trading in a security included in the OSX Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the OSX Index shall be based on a comparison of (x) the portion of the value of the OSX Index attributable to that security relative to (y) the overall value of the OSX Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the OSX Index exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the OSX Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the OSX Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the OSX Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

(b)	with respect to the GDX Shares:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the GDX Shares on the Relevant Exchange for the GDX Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the GDX Shares as a result of which the reported trading prices for the GDX Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the GDX Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion;

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the NYSE Arca Gold Miners Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the NYSE Arca Gold Miners Index or the GDX Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists with respect to the GDX Shares at any time, if trading in a security included in the NYSE Arca Gold Miners Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the NYSE Arca Gold Miners Index shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the GDX Shares has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the GDX Shares or in the futures or options contracts related to the NYSE Arca Gold Miners Index or the GDX Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the NYSE Arca Gold Miners Index or the GDX Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the NYSE Arca Gold Miners Index, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the NYSE Arca Gold Miners Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

(c) with respect to Corn, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, and Tax Disruption, in each case, as determined by the Calculation Agent.

Price Source Disruption	With respect to Corn, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish a price for Corn.

Trading Disruption	With respect to Corn, Trading Disruption means the material suspension of, or the material limitation imposed on, trading in Corn or futures contracts related to Corn on the Relevant Exchange.

Disappearance of Commodity
Reference Price
With respect to Corn, Disappearance of Commodity Reference Source means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in Corn or futures contracts related to Corn on the Relevant Exchange or (ii) the disappearance of, or of trading in, Corn.

Tax Disruption
With respect to Corn, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, Corn (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of Corn on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to

DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any,  will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Component Values, the Multipliers, the Final Basket Component Values, the Adjustment Factor, the Final Basket Value, the Basket Performance Factor, if applicable, and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
With respect to the GDX Shares, if the GDX Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for the GDX Shares will be adjusted to equal the product of the prior respective Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the GDX Shares.

No adjustment to the Adjustment Factor for the GDX Shares pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Discontinuance of the OSX Index;
Alteration of Method of Calculation
If The NASDAQ OMX Group, Inc., or any respective successor publisher of the OSX Index (“NASDAQ OMX”) discontinues publication of the OSX Index and NASDAQ OMX or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued OSX Index (such index being referred to herein as a “OSX Successor Index”), then any subsequent Index Closing Value for the OSX Index will be determined by reference to the published value of such OSX Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of an OSX Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If NASDAQ OMX discontinues publication of the OSX Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no OSX Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the OSX Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the OSX Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the OSX Index or an OSX Successor Index, or the value thereof, is changed in a material respect, or if the OSX Index or an OSX Successor Index is in any other way modified so that such index does not, in the sole opinion of the Calculation Agent, fairly represent the value of the OSX Index or such OSX Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the OSX Index or such OSX Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Basket Component Value for the OSX Index with reference to the OSX Index or such OSX Successor Index, as adjusted. Accordingly, if the method of calculating the OSX Index or such OSX Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the OSX Index or such OSX Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the GDX
Shares and/or NYSE Arca Gold Miners Index;
Alteration of Method of Calculation
If trading in the GDX Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Market Vectors Gold Miners Exchange Traded Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price of the GDX Shares on any Trading Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the NYSE Arca Gold Miners Index (or any relevant Gold Miners Successor Index, as described below) on such Trading Day, (taking into account any material changes in the method of calculating the NYSE Arca Gold Miners Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price of the GDX Shares and the denominator of which is the closing value of the NYSE Arca Gold Miners Index (or any relevant Gold Miners Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, NYSE Euronext discontinues publication of the NYSE Arca Gold Miners Index and NYSE Euronext or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued NYSE Arca Gold Miners Index (such index being referred to herein as a “Successor Index”), then the Share Closing Price for the GDX Shares on any Trading Day, following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Gold Miners Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If NYSE Euronext discontinues publication of the NYSE Arca Gold Miners Index following any Discontinuance or Liquidation Event and prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and the Calculation Agent, determines, in its sole discretion, that no Gold Miners Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for the GDX Shares for such date.  Such Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the NYSE Arca Gold Miners Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the NYSE Arca Gold Miners Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the NYSE Arca Gold Miners Index may adversely affect the value of the Securities.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Event of Default Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity, if any, calculated as though the date of acceleration were the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Event of Default Acceleration Amount and the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

The OSX Index
The PHLX Oil Service SectorSM Index is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services and was set to an initial value of 75 on December 31, 1996. The PHLX Oil Service SectorSM Index was developed by the predecessor to NASDAQ OMX PHLX and is calculated, maintained and published by NASDAQ OMX PHLX.  For additional information, see the information set forth under “PHLX Oil Service SectorSM Index” in the accompanying index supplement.

“Nasdaq®,” “OMX®,” “PHLX Oil Service SectorSM” and “OSXSM” are registered trademarks or service marks of The

NASDAQ OMX Group, Inc. (which with its affiliates is referred to as the “Corporations”) and have been licensed for use by Morgan Stanley & Co. LLC and its affiliates. See “PHLX Oil Service SectorSM Index —License Agreement between NASDAQ OMX and MS & Co.” in the accompanying index supplement for more information.

The GDX Shares
The Market Vectors Gold Miners Exchange Traded Fund is an exchange-traded fund managed by Van Eck Associates Corporation (“Van Eck”), a registered investment company that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  It is possible that this fund may not fully replicate the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Commission by the Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Market VectorsSM is a service mark of Van Eck.  The Securities are not sponsored, endorsed, sold, or promoted by Van Eck.  Van Eck makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

This pricing supplement relates only to the Securities offered hereby and does not relate to the GDX Shares.  We have derived all disclosures contained in this pricing supplement regarding the GDX Shares from the publicly available documents described above.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the GDX Shares.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the GDX Shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the GDX Shares (and therefore the price of the GDX Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the GDX Shares could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the GDX Shares.

We and/or our affiliates may presently or from time to time engage in business with Van Eck.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Gold Miners ETF and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the GDX Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a purchaser of the Securities, you should undertake an independent investigation of Van Eck and the GDX Shares as in your judgment is appropriate to make an informed decision with respect to an investment in the GDX Shares.

The NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold. The NYSE Arca Gold Miners Index includes common stocks and American Depositary Receipts of selected companies that are involved in mining of gold and silver and that are listed for trading on the NYSE, Amex or quoted on the NASDAQ.  For more information about the NYSE Arca Gold Miners Index, see “NYSE Arca Gold Miners Index” in the accompanying index supplement.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from January 1, 2007 through March 30, 2012 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether the strengthening of any of the Basket Components will be offset by the weakening of other Basket Components, based on their historical performance.

Historical Basket Performance
January 1, 2007 through March 30, 2012

Historical Information
The following tables set forth the published high, low and end of quarter closing values for the OSX Index, closing prices for the GDX Shares and settlement prices for Corn for each calendar quarter in the period from January 1, 2007 to March 30, 2012.  The graphs following the tables for each Basket Component set forth the historical performance of each respective Basket Component for the same period.  On March 30, 2012, the closing value for the OSX Index was 238.16,  the closing price for one GDX Share was $49.54 and the settlement price for Corn 644.00¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The Initial Basket Component Value and the Final Basket Component Value of each Basket Component will be determined with reference to the prices published by the Relevant Exchanges, respectively, in accordance with the provisions set forth herein, on the Pricing Date and the Valuation Date, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Final Basket Value will be greater than the Initial Basket Value so that you will receive a payment in excess of the Stated Principal Amount of the Securities.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of any of your principal.  The prices of each of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

If the Basket Performance Factor at maturity is less than 100%, you will lose money on your investment.

OSX Index
Historical High, Low and Period End Closing Values
January 1, 2007 through March 30, 2012
	High	Low	Period End
2007
First Quarter	217.31	180.30	214.63
Second Quarter	271.58	218.82	263.48
Third Quarter	300.77	243.03	295.08
Fourth Quarter	310.76	271.30	301.61
2008
First Quarter	312.20	248.85	281.28
Second Quarter	359.61	286.42	354.15
Third Quarter	356.76	224.59	236.42
Fourth Quarter	226.10	104.14	121.39
2009
First Quarter	142.18	108.44	123.97
Second Quarter	188.72	125.41	159.66
Third Quarter	198.29	145.64	192.56
Fourth Quarter	211.25	181.07	194.92
2010
First Quarter	216.61	187.98	205.97
Second Quarter	228.22	159.12	164.13
Third Quarter	199.07	165.02	197.55
Fourth Quarter	245.12	194.29	245.12
2011
First Quarter	296.91	240.00	295.58
Second Quarter	297.86	248.73	268.05
Third Quarter	279.79	190.23	190.23
Fourth Quarter	242.04	182.02	216.28
2012
First Quarter (through March 30, 2012)	260.81	222.69	238.16

OSX Index
January 1, 2007 through March 30, 2012

GDX Shares
Historical High, Low and Period End Closing Prices
January 1, 2007 through March 30, 2012
	High ($)	Low ($)	Period End ($)
2007
First Quarter	42.35	36.61	39.57
Second Quarter	42.88	37.10	37.89
Third Quarter	45.82	34.49	45.35
Fourth Quarter	52.25	42.55	45.83
2008
First Quarter	56.42	46.75	47.70
Second Quarter	51.43	42.53	48.59
Third Quarter	50.84	28.10	33.79
Fourth Quarter	33.88	16.37	33.88
2009
First Quarter	38.57	28.20	36.88
Second Quarter	44.55	30.97	37.82
Third Quarter	48.00	35.14	45.29
Fourth Quarter	54.78	41.87	46.21
2010
First Quarter	50.17	40.24	44.41
Second Quarter	54.06	46.40	51.96
Third Quarter	56.66	47.09	55.93
Fourth Quarter	63.80	54.28	61.47
2011
First Quarter	60.80	53.12	60.10
Second Quarter	63.95	51.78	54.59
Third Quarter	66.63	53.74	55.19
Fourth Quarter	63.30	50.06	51.43
2012
First Quarter (through March 30, 2012)	57.47	48.75	49.54

GDX Shares
January 1, 2007 through March 30, 2012

Corn
Historical High, Low and Period End Settlement Prices
January 1, 2007 through March 30, 2012
	High (¢)	Low (¢)	Period End (¢)
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	462.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter	787.00	629.00	629.00
Third Quarter	763.50	592.50	592.50
Fourth Quarter	660.50	579.00	646.50
2012
First Quarter (through March 30, 2012)	674.00	593.50	644.00

Corn
January 1, 2007 through March 30, 2012

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the GDX Shares and Corn, in any component stocks of the OSX Index or the NYSE Arca Gold Miners Index, in futures and/or options contracts on the GDX Shares, Corn, the OSX Index or the NYSE Arca Gold Miners Index or their component stocks listed on major securities markets.  Such purchase activity could have increased the values of the Basket Components, and, therefore, could have increased the values at which the Basket Components must close on the Valuation Date so that you will not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the GDX Shares, Corn and/or the stocks underlying the OSX Index or the NYSE Arca Gold Miners Index or futures or options contracts on the OSX Index, GDX Shares, Corn or the stocks underlying the OSX Index or NYSE Arca Gold Miners Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities have not affected or will not affect the value of the Basket Components and, therefore, adversely affect the value of the Securities or the payment you receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC

(“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. The Agent may allow a concession not in excess of $15 per Security to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by MSSB. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Securities against payment therefor in New York, New York on April 4, 2012, which is the third scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities, the component stocks of the OSX Index and/or NYSE Arca Gold Miners Index, the GDX Shares or Corn in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, index supplement or prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus or their contents have been reviewed by any regulatory authority in Hong Kong. Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these

Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities who:

•    purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of a Security should be short-term capital gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat a Security as a short-term debt instrument.  Under such treatment, the timing and character of income thereon would be significantly affected.  Among other things, gain realized by a U.S. Holder upon settlement of a Security at maturity would be treated as ordinary income.  In addition, such a Security would be treated as issued with original issue discount equal to the difference between the Security’s stated redemption price at maturity and its issue price, and as a result (1) gain recognized by a U.S. Holder upon sale or exchange of the Security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual-method U.S. Holders (and cash-method U.S. Holders that elect to apply an accrual method of tax accounting to the Securities) would be required to accrue as ordinary income original issue discount over the term of the Security before maturity.  However, the amount of accrued original issue discount would be unclear because the total amount payable on the Security is not known as of the issue date.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security

As discussed above in “General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion below regarding the possible application of Section 871(m) of the Code, and the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on the applicable treaty) on certain “dividend equivalent” payments made to non-U.S. persons.  While significant aspects of the application of these regulations to the Securities are uncertain, we (or other paying agents) may be required to withhold on amounts with respect to the Securities to the extent that payments on the Securities are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.